UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 23, 2009

Bancinsurance Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	0-8738	31-0790882
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

250 East Broad Street, 7th Floor, Columbus, Ohio		43215
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	614-220-5200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

As previously reported, Bancinsurance Corporation, through its wholly owned subsidiary Ohio Indemnity Company (collectively, the "Company"), entered into an arbitration proceeding in 2005 with Highlands Insurance Company ("Highlands"), one of the insurance carriers that participated in the discontinued bond program. Highlands had been placed in receivership in 2003. Through this arbitration, the Company was seeking rescission of the reinsurance agreement and other appropriate relief. Highlands was seeking to recover certain of its losses from the Company under the reinsurance agreement.

In October 2009, the Company reached an agreement in principle with Highlands to settle its dispute for $3.0 million, which was subject to the approval of the Texas receivership court. On December 22, 2009, the settlement received this approval. On December 23, 2009, the Company entered into a written settlement agreement with Highlands resolving all disputes between the Company and Highlands relating to the discontinued bond program. The settlement also relieves the Company from any potential future liabilities with respect to bonds issued by Highlands. As of September 30, 2009, the Company had reserved $4.8 million for Highlands. As a result of the settlement, the Company reduced its reserve to $3.0 which will result in an increase in pre-tax income of approximately $1.8 million ($1.2 million after tax) during the fourth quarter of 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bancinsurance Corporation

December 30, 2009	By:	/s/ Matthew C. Nolan

Name: Matthew C. Nolan
Title: Vice President, Chief Financial Officer, Treasurer and Secretary